Contact:	Ray Harlin
Chief Financial Officer
(423) 510-3323

U.S. XPRESS ENTERPRISES REPORTS EIGHTH CONSECUTIVE QUARTER OF
EARNINGS IMPROVEMENT ON HIGHER FOURTH QUARTER
AND YEAR-END RESULTS

CHATTANOOGA, Tenn. (February 2, 2004) — U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) today reported higher operating revenues and earnings for the fourth quarter ended December 31, 2003. Revenues increased 4.4% to $239.6 million, compared with $229.4 million in the fourth quarter of 2002. For the year ended December 31, 2003, revenues increased 7.9% to $930.5 million compared with $862.3 million in 2002.

        Net income for the fourth quarter of 2003 was $2.6 million, or $0.19 per diluted share, compared with net income (before a charge of $1.7 million related to settlement of litigation matter) of $1.4 million, or $0.10 per share, in the fourth quarter of 2002. Net income for the fourth quarter of 2002 after the litigation charge was $522,000, or $0.04 per diluted share. For the year ended December 31, 2003, net income was $7.6 million, or $0.54 per diluted share, compared with net income (before the litigation charge discussed above and an extraordinary charge for the early extinguishment of debt of $1.8 million) of $3.2 million, or $0.23 per diluted share, in 2002. Net income in 2002 after the charges for the litigation settlement and the early extinguishment of debt was $1.1 million, or $0.08 per share.

        Co-Chairman, Pat Quinn, stated, “A primary focus during the past year has been on enhancing the performance of each of our operating units. For the second consecutive year, we were able to post year-over-year improvements in operating results in each quarter. Pre-tax margins of the U.S. Xpress truckload business improved in the fourth quarter on the strength of a 4.6% increase in revenue per mile, improved freight demand, and continued controls over the growth in fixed expenses. Xpress Global Systems increased revenues 13.8% in the quarter as we experienced year-over-year growth in both our floorcovering distribution and airport-to-airport operations. Operating income of Xpress Global improved to $492,000 in the fourth quarter of 2003, compared with $38,000 in 2002, driven by improved results in the airport-to-airport operations.

        “Consistent with our strategy to focus resources on truckload services that offer opportunity for greater returns, regional and dedicated fleets grew from approximately 19% of our fleet in the fourth quarter of 2002 to over 30% in the fourth quarter of 2003 with a corresponding reduction in the medium to long haul fleet. The regional and dedicated fleets tend to have lower miles per trip, a higher rate per loaded mile and lower miles per truck which has impacted the comparative operating statistics reported in the accompanying financial results. During 2004, we expect that the regional, dedicated and team fleets will grow as a percentage of our total fleet.

        “During the second half of 2003, we experienced an increasingly difficult environment for recruiting drivers and owner-operators, which adversely impacted our seated truck capacity during the fourth quarter. This, in turn, reduced the anticipated rate of growth in our truckload revenue. We have addressed this issue by aggressively focusing on our recruiting and retention efforts and by announcing a driver and owner-operator pay increase which will take effect during the first quarter of 2004. These actions have enabled us to add to our seated tractor capacity throughout January 2004.

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XPRSA Reports Fourth Quarter and Year-end Results

February 2, 2004

        “Our industry faces a number of challenges as we enter 2004, including the new hours of service regulations, higher truck prices and operating cost of the EPA-compliant truck engines, and a difficult driver and owner-operator recruiting environment. We have taken aggressive actions to mitigate the potential negative impact of each of these challenges. Further, with the ongoing economic recovery, freight demand continues to accelerate providing substantial opportunity to improve our overall productivity and increase our rate per mile. We continue to allocate our tractor capacity to those services and customers that provide us with the opportunity to earn a satisfactory rate of return.

        “The Company’s financial position continues to strengthen. During the year we reduced our outstanding debt by $21.3 million, while generating approximately $58 million in cash flow from operations and investing approximately $23 million in capital expenditures. Stockholder equity grew by $8.8 million to $167.2 million, or $11.90 per share, and our liquidity remains strong with over $50 million in available borrowings under our long-term revolving credit agreement. We expect to continue the trend of significant year-over-year improvements in quarterly earnings performance in 2004. Our minimum goals include achieving consolidated operating revenue of over one billion dollars in 2004 and significantly improving operating margins in each of our business segments. We believe U.S. Xpress is well positioned to achieve these goals.”

Investor Conference Call and Simulcast
        U.S. Xpress Enterprises, Inc. will conduct a conference call, at 11:00 am EST on February 3, 2004, to discuss the fourth quarter and year end results. The number to call for this interactive teleconference is (719) 457-2600. A seven-day replay of the conference call will be available by dialing (719) 457-0820 and entering the passcode 769029.

        The Company will also provide an online Web simulcast and rebroadcast of its 2003 fourth quarter earnings release conference call. The live broadcast of U.S. Xpress’ quarterly conference call will be available online at the Company’s website, www.usxpress.com, as well as www.firstcallevents.com/service/ajwz397741874gf12.html on February 3, 2004, beginning at 11:00 a.m. EST. The online replay will follow shortly after the call and continue through February 17, 2004.

    U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload sector. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is the leading provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. Xpress Global Systems also provides distribution-related services to a number of other industries, including retail, automotive and building materials. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

        This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on forms 10-K and 10-Q.

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XPRSA Reports Fourth Quarter and Year-end Results

February 2, 2004

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating Revenue	$239,586	$229,427	$930,509	$862,348

Operating Expenses:
Salaries, wages and benefits	85,765	81,864	325,767	310,439
Fuel and fuel taxes	33,553	33,362	135,895	119,090
Vehicle rents	18,922	16,377	75,490	68,894
Depreciation and amortization	9,779	10,025	37,273	37,461
Purchased transportation	41,975	40,034	157,212	143,935
Operating expense and supplies	14,592	14,814	63,978	60,091
Insurance premiums and claims	13,190	10,549	48,614	40,459
Operating taxes and licenses	3,716	3,247	14,160	12,910
Communications and utilities	2,356	2,796	11,210	11,238
General and other operating	8,999	11,748	36,494	38,930
Early extinguishment of debt	--	--	--	1,776

Total operating expenses	232,847	224,816	906,093	845,223

Income from Operations	6,739	4,611	24,416	17,125
Interest Expense, net	2,188	3,253	9,873	13,384

Income Before Income Taxes	4,551	1,358	14,543	3,741
Income Tax Provision	1,904	836	6,900	2,642

Net Income	$2,647	$522	$7,643	$1,099

Earnings Per Share - basic	$0.19	$0.04	$0.55	$0.08

Weighted average shares - basic	14,017	13,915	13,966	13,888

Earnings Per Share - diluted	$0.19	$0.04	$0.54	$0.08

Weighted average shares - diluted	14,165	14,026	14,067	14,043

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XPRSA Reports Fourth Quarter and Year-end Results

February 2, 2004

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	35.8	35.7	35.0	36.0
Fuel and fuel taxes	14.0	14.5	14.6	13.8
Vehicle rents	7.9	7.1	8.1	8.0
Depreciation and amortization	4.1	4.4	4.0	4.3
Purchased transportation	17.5	17.4	16.9	16.7
Operating expense and supplies	6.1	6.5	6.9	7.0
Insurance premiums and claims	5.5	4.6	5.2	4.7
Operating taxes and licenses	1.6	1.4	1.5	1.5
Communications and utilities	1.0	1.2	1.2	1.3
General and other operating	3.7	5.2	4.0	4.5
Early extinguishment of debt	0.0	0.0	0.0	0.2

Total operating expenses	97.2	98.0	97.4	98.0

Income from Operations	2.8	2.0	2.6	2.0
Interest Expense, net	0.9	1.4	1.1	1.6

Income Before Income Taxes	1.9	0.6	1.5	0.4
Income Tax Provision	0.8	0.4	0.7	0.3

Net Income	1.1%	0.2%	0.8%	0.1%

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XPRSA Reports Fourth Quarter and Year-end Results

February 2, 2004

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	% Change	2003	2002	% Change
OPERATING RATIO (1)	97.2%	97.3%	-0.1%	97.4%	97.6%	-0.2%

OPERATING REVENUE:
US Xpress, net of fuel surcharge	$204,576	$200,618	2.0%	$793,884	$762,322	4.1%
Fuel Surcharge	7,814	6,636	17.8%	33,976	15,565	118.3%
Xpress Global Systems	36,142	31,762	13.8%	137,842	114,806	20.1%
Inter-company	(8,946)	(9,589)	-6.7%	(35,193)	(30,345)	16.0%

Total Operating Revenue	$239,586	$229,427	4.4%	$930,509	$862,348	7.9%

OPERATING INCOME:
US Xpress	$6,247	$6,267	-0.3%	$21,915	$20,022	9.5%
Xpress Global Systems	492	38	1194.7%	2,501	573	336.5%
Early extinguishment of debt	--	--	--	--	(1,776)	--
Litigation charge	--	(1,694)	--	--	(1,694)	--

Total Operating Income	$6,739	$4,611	46.2%	$24,416	$17,125	42.6%

TRUCKLOAD STATISTICS:
Revenue Per Mile (2)	$1.329	$1.270	4.6%	$1.298	$1.257	3.3%
Revenue Per Total Mile (2)	$1.195	$1.146	4.3%	$1.166	$1.131	3.1%
Tractors (at end of period)-
Company Owned	4,469	4,491	-0.5%	4,469	4,491	-0.5%
Owner Operators	869	1,039	-16.4%	869	1,039	-16.4%

Total Tractors (at end of period)	5,338	5,530	-3.5%	5,338	5,530	-3.5%

Average Number of Tractors
in Fleet During Period	5,342	5,436	-1.7%	5,433	5,331	1.9%

Average Revenue Miles Per
Tractor Per Period	28,553	28,605	-0.2%	111,564	112,804	-1.1%

Average Revenue Per Tractor
Per Period	$37,953	$36,334	4.5%	$144,857	$141,790	2.2%

Empty Mile Percentage	10.12%	9.75%	3.8%	10.18%	9.98%	2.0%

	December 31, 2003	December 31, 2002
BALANCE SHEET DATA:
Total Assets	$ 438,335	$ 438,539
Total Equity	167,239	158,432
Long-term Debt, including	146,579	167,863
Current Maturities

(1)	Excludes litigation charge of $1.7 million related to a litigation settlement for the three months and year ended December 31, 2002, and the early extinguishment of debt for the year ended December 31, 2002.
(2)	Net of Fuel Surcharges

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